Exhibit 99.1

Scripps to acquire eight television stations
from Nexstar-Tribune merger divestitures

March 20, 2019

CINCINNATI — The E.W. Scripps Company (NASDAQ: SSP) is acquiring eight television stations in seven markets from the Nexstar Media Group, Inc. (NASDAQ: NXST) transaction with Tribune Media (NYSE: TRCO) as it continues executing its plan to enhance the strength and operating performance of its Local Media portfolio.

The acquisition grows the Scripps local television station footprint to 59 stations in 42 markets with a reach of nearly 30 percent of U.S. TV households. It also diversifies Scripps’ network affiliations, adding two CBS stations, two Fox stations and four CWs.

“This acquisition represents another step in our plan to improve the depth, reach and durability of our broadcast television station portfolio while adding nicely to the company’s free cash flow generation,” said Adam Symson, president and CEO of Scripps. “These stations allow us to rebalance our portfolio with meaningful assets - at an efficient price ahead of a robust political advertising season.”

The acquired stations’ blended 2017-18 revenue was $263 million, and EBITDA was $56 million.

Transaction highlights:

•	The purchase price is $505 million for six markets and $75 million for WPIX, the CW affiliate in New York City.

•	The buyer’s multiple for the six markets excluding New York is 8.1x, net of tax benefits.

•	This is an asset purchase, and Scripps will receive a full step up in the tax basis of the assets acquired.

•	Scripps expects to finance the transaction with a mix of term loans and unsecured debt.

•	The company anticipates its total leverage ratio, net of cash, would be approximately 5x at closing.

•	Scripps has granted Nexstar the option to buy back WPIX in New York City. The option is exercisable from March 31, 2020, through the end of 2021.

A more durable Scripps television portfolio
The eight stations deepen Scripps’ presence in Arizona, Florida, Michigan and New York. Scripps will add its first stations in the No. 1-ranked DMA of New York City and the states of Virginia and Utah. It will now operate nine markets with more than one station, compared to four a year ago.

Scripps is acquiring:

•	WPIX, the No.5-ranked CW affiliate in New York City

•	KASW, the CW affiliate in Phoenix (which joins the Scripps ABC affiliate there)

•	WSFL, the CW affiliate in Miami-Fort Lauderdale (adjacent to the Scripps NBC affiliate in West Palm Beach, Florida)

•	KSTU, the No. 2-ranked Fox affiliate in Salt Lake City

•	WTKR, the No. 2-ranked CBS affiliate, and WGNT, the CW affiliate, in Norfolk, Virginia

•	WTVR, the No. 2-ranked CBS affiliate in Richmond, Virginia

•	WXMI, the Fox affiliate in Grand Rapids, Michigan

Ahead of the 2020 election cycle, Scripps will be even better positioned as an important platform for political advertisers, with an expanded presence in key political battleground states, including:

•	Five stations in Florida reaching approximately 67 percent of its households;

•	Four stations in Michigan reaching approximately 78 percent of its households;

•	Three stations in the two largest TV markets in Virginia - including the two stations in Norfolk and one in the state capital of Richmond.

“With these acquisitions, Scripps will reach 30 percent of U.S. television households, entering Virginia and Utah for the first time,” said Brian Lawlor, president of Local Media. “We look forward to sharing with all of these new communities Scripps’ unwavering commitment to impartial and impactful journalism.”

The stations have a combined 769 employees.

Scripps recently closed on the acquisition of the ABC television stations in Tallahassee, Florida, and Waco, Texas, owned by Raycom Media and is awaiting consent from the Federal Communications Commission on its acquisition of 15 television stations in 10 markets from Cordillera Communications.

The Scripps acquisition of the Nexstar-Tribune stations is expected to close at the same time as the Nexstar-Tribune merger.

The transaction is expected to be financed through a mix of term loans and unsecured debt and will bring the company’s total debt to $1.85 billion. Financing is being led by Morgan Stanley Senior Funding Inc. and Wells Fargo.

Methuselah Advisors and Morgan Stanley & Co. LLC acted as financial advisors and BakerHostetler acted as legal counsel for Scripps.

Scripps will host a conference call today at 10:30 a.m. Eastern time. A presentation called “Nexstar/Tribune acquisition” is available at http://ir.scripps.com.

Callers from the U.S. can dial 800-230-1096 and international callers can dial (612) 332-0228 to join the call five minutes before it begins and ask to join the “Scripps call.” A replay will be available from 12:30 p.m. March 20 until 11:59 p.m. March 27 at (800) 475-6701; international callers can dial (320) 365-3844. Access code: 465539.

Forward-looking statements
This document contains certain forward-looking statements related to the company’s businesses that are based on management’s current expectations. Forward-looking statements are subject to certain risks, trends and uncertainties, including changes in advertising demand and other economic conditions that could cause actual results to differ materially from the expectations expressed in forward-looking statements. Such forward-looking statements are made as of the date of this document and should be evaluated with the understanding of their inherent uncertainty. A detailed discussion of principal risks and uncertainties that may cause actual results and events to differ materially from such forward-looking statements is included in the company’s Form 10-K on file with the SEC in the section titled “Risk Factors.” The company undertakes no obligation to publicly update any forward-looking statements to reflect events or circumstances after the date the statement is made.

About Scripps
The E.W. Scripps Company (NASDAQ: SSP) serves audiences and businesses through a growing portfolio of local and national media brands. With 36 television stations, Scripps is one of the nation’s largest independent TV station owners. Scripps runs a collection of national journalism and content businesses, including Newsy, the next-generation national news network; podcast industry leader Stitcher; the fast-growing national broadcast networks Bounce, Grit, Escape and Laff; and Triton, the global leader in digital audio technology and measurement services. Scripps produces original programming including “Pickler & Ben,” runs an award-winning investigative reporting newsroom in Washington, D.C., and is the longtime steward of the Scripps National Spelling Bee. Founded in 1878, Scripps has held for decades to the motto, “Give light and the people will find their own way.”

Investor contact:
Carolyn Micheli, The E.W. Scripps Company, 513-977-3732, Carolyn.micheli@scripps.com

Media contact:
Kari Wethington, The E.W. Scripps Company, 513-977-3763, Kari.wethington@scripps.com